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                          April 7, 2021

       Norman Snyder
       Chief Executive Officer
       REED'S, INC.
       201 Merritt 7 Corporate Park
       Norwalk, CT 06851

                                                        Re: REED'S, INC.
                                                            Form S-3 Filed
April 5, 2021
                                                            File No. 333-255025

       Dear Mr. Snyder:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact SiSi
Cheng at 202-551-5004 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing
       cc:                                              Ruba QaShu, Esq.